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                            Amendment to the By-Laws
                                       of
                 Warburg, Pincus Small Company Growth Fund, Inc.


Pursuant to Article VIII of the By-Laws of Warburg, Pincus Small Company Growth Fund, Inc., the name has changed to Credit Suisse Warburg Pincus Small Company Growth Fund, Inc.


Dated the 26th day of March, 2001